Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in Amendment No. 1 to Form F-1 of the Registration Statement (Registration No. 333-298671) of Kainan Holding Group Ltd and its subsidiaries (the “Company”) of our report dated October 9, 2026, relating to the audit of the consolidated statement of financial position of the Company as of June 30, 2025 and 2026, and the related consolidated statement of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years ended June 30, 2026, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
October 9, 2026	Certified Public Accountants
PCAOB ID: 1171